Exhibit 10.32

Shanghai Real Estate Sales (Group) Co., Ltd.

and

Each Company as listed in Appendix

Transitional Services Agreement

Dated as of March 10, 2014

Transitional Services Agreement

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”) is entered into as of March 10, 2014 by and between the following Parties:

(1)             Shanghai Real Estate Sales (Group) Co., Ltd. (“E-House Shanghai”)

Registered Address: Room 308, Building 1, No. 1376 Jiangdong Road, Pudong New Area, Shanghai

(2)             Each company as listed in Appendix hereto (individually as “Leju Entity” and collectively as “Leju Entities”)

(The above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

Leju Holdings Limited, a company duly established under the laws of Cayman Islands (hereinafter referred to as “Leju”) and E-House (China) Holdings Limited, a company duly established under the laws of Cayman Islands (hereinafter referred to as “E-House”) entered into an Offshore Transitional Services Agreement, dated as of March 10, 2014 (the “Offshore Transitional Services Agreement”), which sets forth relevant provisions in respect of transitional services between the Leju Group (as defined below) and the E-House Group (as defined below).

NOW, THEREFORE, pursuant to the terms and conditions of the Offshore Transitional Services Agreement, E-House Shanghai and each Leju Entity, respectively as a member of the E-House Group and the Leju Group, hereby have reached the following agreement on provision of relevant transitional services:

Article 1 Definitions

Unless otherwise specified in this Agreement, the following terms used in this Agreement shall have the meanings prescribed thereto below.

“Affiliate” means, with respect to E-House Shanghai, an entity established in the PRC under the PRC laws which controls, is controlled by, or is under common control with E-House Shanghai, but exclusive of Leju Group; or with respect to an Leju Entity, an entity established in the PRC under the PRC laws which controls, is controlled by, or is under common control that Leju Entity, but exclusive of E-House Group.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“E-House Group” means E-House and any entity controlled by E-House, but exclusive of any member of the Leju Group.

“Leju Group” means Leju and any entity controlled by Leju.

“Live Filing Date” has the meaning prescribed to it in the Offshore Transitional Services Agreement.

“PRC” means the People’s Republic of China, which, for purposes of this Agreement only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Provider” means, with respect to any particular Service, the entity or entities identified on the relevant Schedule to this Agreement as the Party to provide such Service.

“Recipient” means, with respect to any particular Service, the entity or entities identified on the relevant Schedule to this Agreement as the Party to receive such Service.

“Schedule” means the schedule to this Agreement, including the amendments made in accordance with Article 2.2 and Article 9.8.

“Service Period” means, with respect to any Service, the period commencing on the Live Filing Date and ending on the earlier of (i) the date the Recipient terminates the provision of such Service pursuant to Article 4.1 of this Agreement; (ii) the date the Provider terminates the provision of such Service pursuant to Article 4.2 of this Agreement; (iii) the first date upon which members of the E-House Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Leju;  (iv) the first date upon which E-House, collectively with the other members of the E-House Group, ceases to be the largest beneficial owner of the then outstanding voting securities of Leju (for purposes of this clause (iv), without considering holdings of institutional investors that have acquired Leju securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of Leju).

Article 2 Services

2.1                               Initial Services

Except otherwise provided herein, during the applicable Service Period, each Provider shall or cause any of its Affiliates to provide to the Recipient or its designated Affiliate relevant services that shall be provided by the Provider or its

Affiliates to the Recipient or its Affiliates as set forth on the Schedule annexed hereto (the “Initial Services”).

2.2                               Additional Services

During the applicable Service Period, the Parties may identify through consultations additional services that the Provider will provide to the Recipient in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services, the “Services”) and shall enter into a written agreement on the terms with regard to the Provider, Recipient, service scope, Services Charges and service term in respect of each Additional Service and attach it to this Agreement as a Schedule after it is executed by the duly authorized representatives of the relevant Parties.

2.3                               Changes in Services

The Parties agree and acknowledge that any Provider may make changes from time to time in the manner of performing the applicable Services if such Provider is making similar changes in the manner of performing similar services for itself, its Affiliates or other third parties, and if such Provider furnishes to the Recipient substantially the same notice, in content and timing, as such Provider provides to its Affiliates or other third parties, if any, respecting such changes. In addition, and without limiting the immediately preceding sentence in any way, and notwithstanding any provision of this Agreement to the contrary, such Provider may make any of the following changes without obtaining the prior consent of the Recipient: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to the Recipient of such Provider’s provision or quality of such Service in any material respect or materially increase the charges for such Service; (ii) emergency changes on a temporary and short-term basis; and (iii) changes to a particular Service in order to comply with applicable laws or regulatory requirements.

2.4                               Services Relating to the Affiliates

In respect of any Service of which the actual Provider or the actual Recipient is an Affiliate of a Party, if any of the applicable PRC laws and regulations or any of the competent PRC governmental authorities requires that the Affiliate sign a separate service agreement with respect to such Service, the Parties shall act and cause the Affiliate to act as required to enter into a service agreement on such Service in a form substantially identical to the form of this Agreement.

2.5                               Standard of Services

(i)                  The Provider will use its commercially reasonable efforts to provide or cause its Affiliates to provide the Recipient with the Services in a manner which is substantially similar in nature, quality and timeliness to the

Services provided by the relevant Provider to the relevant Recipient immediately prior to the date hereof; provided, however, that nothing in this Agreement will require the Provider to prioritize or otherwise favor the Recipient over any third parties or any of the Provider’s or the Provider’s Affiliates’ business operations.

(ii)               The Recipient acknowledges that the Provider’s obligation to provide the Services is contingent upon the Recipient providing in a timely manner all information, documentation, materials as requested by the Provider for the necessity of providing the Services with reasonable prior notice and making timely decisions, approvals and taking other actions that are necessary for provision of the Services as required by the Provider by sending a reasonable prior notice. The Provider shall not be responsible for any failure to provide any Service in the event that the Recipient has not fully complied with the immediately preceding sentence.

(iii)            Except to the extent necessary to maintain the level of the Services provided immediately before the execution date hereof (or with respect to any Additional Service, the agreed-upon level), the Provider shall not be obligated to hire any additional employees, acquire (whether by purchasing, leasing, licensing or otherwise) any additional equipment, or maintain the employment of any specific employee for the purpose of provision of the Services.

(iv)           The Provider shall have the right to designate the personnel to provide the Services to the Recipient, and to remove and replace any such personnel at any time. Notwithstanding any provision of this Agreement to the contrary, the Provider will have the right, to the extent permitted by the applicable laws and regulations, to designate any of its Affiliates or a third party at any time to perform the Services in a whole or in a part, provided that such Affiliate or the third party is capable and qualified, as required by the applicable laws and regulations (if any), to perform the Services. At the Recipient’s request, the Provider will consult in good faith with the Recipient regarding choice of the specific personnel to provide any particular Services; provided, however, that the Provider’s decision will control and be final and binding thereupon.  Notwithstanding the preceding sentences in this Article 2.5(iv), the Provider shall be responsible for the Services provided to the Recipient by any Affiliate or any third party provider designated by it according to this article and shall ensure such Services be exactly in line with the standard of Services as provided in this Article 2.5.

(v)     If the Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents (e.g., third-party consents or instruction and approval of the Recipient required in the ordinary course of providing the Services), licenses or approvals, such failure shall not constitute a breach hereof. In such cases, the Parties will cooperate with each other to determine the best alternative approach; provided, however, that in no event will the Provider be required to provide such Service until the consents, licenses, or approvals have been obtained or an alternative approach reasonably satisfactory to the Provider is found.

2.6                               Responsibility for Provider Personnel

The Provider will have the sole and exclusive responsibility for the action, omission, fault or personal injury of the personnel designated by the Provider to perform the Services that is employed, engaged or otherwise provided by the Provider (“Provider Personnel”) in the course of their providing the Services to the Recipient or its Affiliates. The Provider will pay and cause its Affiliates or any other third party provider (if applicable) to pay the Provider Personnel, in accordance with the applicable laws and regulations, all the payments that are payable by the Provider, its Affiliates or any other third party to such Provider Personnel, including but not limited to salaries and other payable costs incurred as a result of the establishment, existence or termination of any employment relationship (if applicable).

2.7                               Compliance with Laws and Regulations

Notwithstanding any provision to the contrary contained herein, the Provider shall not provide the Recipient with any Service that is not in compliance with the applicable laws and regulations.

2.8                               Intellectual Property Rights

Unless otherwise agreed upon by the Parties, intellectual property rights in respect of any achievements originally owned by the Provider or created by the Provider during the course of providing any Services are properties of the Provider.

Article 3 Service Charges

3.1                               Service Charges

Charges for the Services (“Service Charge”) will be charged to and payable by the Recipient pursuant to the fee rate set out in the Schedules on a quarterly basis.

3.2                               Late Payments

If the Recipient fails to pay the Service Charges in full before the due date as provided under this Agreement, and further fails to fully pay the same within twenty-five (25) days of the due date (“Grace Period”), outstanding Service Charges as of expiration date of the Grace Period will bear interest at the rate of 0.75% per month for the period commencing on the due date of the Service Charge and ending on the expiration date of the Grace Period, and then at the rate of 1.5% per month for the period commencing on the day immediately after the Grace Period and ending on the date on which the Recipient fully pays the Service Charges.

3.3                               Changes in Service Charges

Notwithstanding Article 3.1 and Article 3.2 of this Agreement, upon expiration of each twelve (12) months during the Service Period, the Provider will review the costs and expenses actually incurred by it for the Services during the previous twelve (12) months.  If the Provider believes that such costs and expenses of any of the Services are materially different from  the Service Charges paid by the Recipient for the Services, the Provider will deliver to the Recipient the evidencing documentation for such actual costs and expenses and the relevant Parties will renegotiate in good faith to adjust the Service Charges for such Services.

Article 4 Termination

4.1                               Early Termination by the Recipient

The Recipient may terminate one or more or all of the Services by giving a written termination notice to the Provider of such termination (the “Termination Notice”) pursuant to the required notice period for such termination provided in the Schedule, unless such termination will cause the Provider to be in breach of the relevant agreement in respect of such Services between it and a third party.

Early termination by the Recipient under the preceding paragraph will obligate the Recipient to pay the Provider the “early termination fees” pursuant to the amounts, prescribed in the Schedule for such Services and such circumstances.

Upon the receipt of a Termination Notice, the Provider will inform the Recipient immediately, to the reasonable and workable extent, as to whether early termination of such Services will result in the termination or partial termination, or otherwise affect the provision of, certain other Services. If this will be the case, the Recipient may withdraw its Termination Notice within ten (10) days. If the Recipient does not withdraw the Termination Notice within such period, such termination will come into effect and the Recipient will be deemed to have agreed to or recognized the termination, partial termination or affected provision of such other Services caused by such termination and to pay the early termination fees.

4.2                               Termination by the Provider

The Provider may terminate one or more or all of the Services by giving a written notice to the Recipient pursuant to the required notice period for such termination provided in the Schedule, if the Provider ceases to perform such Services for itself and its Affiliates.

Without prejudice to the preceding provisions of this Article 4.2, if the Recipient breaches any material provision of this Agreement (including a failure to timely pay an invoiced amount), the Provider may terminate this Agreement by giving a written notice to the Recipient; provided, however, the Recipient will have thirty (30) days after receiving such written notice to cure such breach if curable. If the Recipient fails to cure such breach within the preceding period, the termination will become effective.

4.3                               Termination upon Expiration

Unless early terminated in accordance with provisions hereof, the Services shall be terminated by close of business of the last day of the relevant Service Period, except that the relevant Parties have agreed in writing to extend such Service Period.

4.4                               Effect of Termination of Services

(i)      In the event of any termination of a part of the Services, this Agreement will continue in full force and effect with respect to the other Services not so terminated.

(ii)     For each of the terminated Services, upon the termination, the Recipient will promptly pay to the Provider all the Service Charges accrued through the effective date of the termination.

(iii)    In connection with the termination of a particular Service, the Provider will, on or before the last day of the relevant Service Period, cooperate and procure its Affiliates to cooperate fully in order to deliver data and information concerning the Service to the Recipient within the period reasonably agreed upon by the relevant Parties.

Article 5 Liabilities for Breach

Without prejudice to any other provisions of this Agreement, if any Party (the “Breaching Party”) is in breach of any provision hereof, the Party who does not commit a breach has the right to require that the Breaching Party rectify it or take a remedial action within a reasonable period and to require that the Breaching Party indemnify it against all its losses incurred as a result of the breach.

Article 6 Confidentiality

6.1                                       Regardless of the termination of this Agreement, each Party is obligated to keep strictly confidential trade secrets, proprietary information, clients’ information and all other information of confidential nature related to other Parties that are known to the former Party during the course of its execution and performance of this Agreement (the “Confidential Information”). Unless as agreed to by the Party who disclosed the Confidential Information, or as required by the relevant applicable laws, regulations or rules of applicable stock exchange, the receiving party of the Confidential Information (the “Receiving Party”) shall not disclose to any third party any of such Confidential Information. Except for the purpose of performing this Agreement, the Receiving Party shall not use any Confidential Information.

6.2                                       The Confidential Information does not include:

(a)             the information that has been lawfully acquired by the Party receiving the information before as demonstrated by certain written evidence;

(b)             the information entering the public domain without attribution to any fault of the Party receiving the information; and

(c)              the information lawfully acquired by the Party receiving the information from other sources after being received by the Party.

6.3                                       For the purpose of performance of this Agreement, the Receiving Party may disclose Confidential Information to its relevant employees, agents or professionals engaged by it. However, the Receiving Party shall ensure that such persons shall abide by the relevant terms and conditions of this Article 6, and shall assume any liability incurred as a result of the breach by any of such persons of the relevant terms and conditions of this Article 6.

6.4                                       Notwithstanding any other provision of this Agreement, the effect of this Article 6 shall not be affected by the termination of this Agreement.

Article 7 Notices

7.1                                       All notices, requests, demands and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Parties to the following addresses or any other addresses notified by a Party to other Parties by sending a ten (10) day notice in writing:

If to Shanghai Real Estate Sales (Group) Co., Ltd.:

Address:	11th Floor Qiushi Building, No.383 Guangyan Road, Zhabei District, Shanghai, PRC
Postcode:	200072
Attention:	Li-Lan Cheng , Chief Operating Officer
Facsimile:	+86 (21) 6133 0707
Email:	chenglilan@ehousechina.com

If to Leju Entities:

Address:	15th Floor Shoudong International Tower, Building 5 Guangqu Jiayuan, Dongcheng District, Beijing, PRC
Postcode:	100022
Attention:	Yingyu He , Chief Executive Officer
Facsimie:	+86 (10) 8722 4920
Email:	yinyu@leju.com

7.2                                       All of the above notices shall be deemed served : (i) if sent in person, upon delivery; (2) if sent by mail, on the fifth (5) day after posting; (3) if sent by courier, on the second (2) day after deposited with a reputational courier; (4) if sent by email, twenty-four (24) hours after shown transmitted in email system of the sending party; and (5) if sent by fax, twenty-four (24) hours after dispatch and upon receipt of an electric confirmation.

Article 8 Force Majeure

If any Party fails or delays in the performance of any terms or provisions hereof, in whole or in a part, because of acts of God such as storm, flood, fire and etc., or war, riots, strike, or changes to policies and laws and any other event, which is neither under the control of the Party whose performance is interfered with nor be preventable by the exercise of reasonable efforts of such Party (each, a “Force Majeure Event”), then upon a prompt notice sent to other Parties, the suffering Party will, during the duration of the Force Majeure Event, be excused from its obligations hereunder that cannot be performed timely due to such Force Majeure Event, unless that the suffering Party fails to use reasonable efforts to remedy the situation and to remove the cause and effect of the Force Majeure Event.

Article 9 Miscellaneous

9.1                                       In respect of the subject matter provided herein, to the extent permitted by the applicable laws and regulations, with respect to anything not explicitly provided herein, the relevant applicable provisions of the Offshore Transitional Services Agreement (as amended if necessary) shall apply, as if the Provider hereunder were the “Provider” under the Offshore Transitional Services Agreement and the

Recipient hereunder were the “Recipient” under the Offshore Transitional Services Agreement.

9.2                                       This Agreement is written in Chinese in two (2) originals. E-House Shanghai and Leju Entities (as one party) shall hold one (1) original.  Each Party may otherwise execute any number of originals.

9.3                                       The formation, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by laws of the PRC.

9.4                                       Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration shall be conducted in Chinese.  The arbitration award shall be final and binding upon the Parties.

9.5                                       Any right, power or remedy granted to each of the Parties by any provision of this Agreement shall not preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

9.6                                       A Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

9.7                                       Each provision herein is separable and independent from all other provisions herein. If any one provision or more provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions herein shall not be affected.

9.8                                       Unless otherwise expressly set out herein, no modifications or supplement to this Agreement shall take effect unless it is made in writing and properly executed by the Parties hereto. The Appendix and the Schedule hereto shall be integral parts of this Agreement and have the same force and effect as this Agreement.

9.9                                       The Recipient may assign its rights under this Agreement to any Affiliate or Affiliates thereof without the consent of the Provider. The Provider may assign, without the consent of the Recipient, its rights and obligations hereunder to (i) one or more of its Affiliates that has the capability to provide the relevant

Service and the qualification required by the applicable laws and regulations (if any); or (ii) any third party regularly providing the similar Services to the Provider or its Affiliates. Except as provided in the preceding sentences of this Article 9.9, neither Party may assign any right and/or obligation hereunder to any third party without the prior written consent of other Parties.

9.10                                This Agreement shall be binding on the legal successors of the Parties hereto.

9.11                                The headings in this Agreement are written for the ease of reference only, and in no event, shall be used for, or affect, the interpretation to this Agreement.

9.12                                Unless otherwise expressly set out herein, each Party will pay its own costs and expenses incurred for the negotiation, drafting, execution and performance of this Agreement. And each Party shall be responsible for all taxes that are payable by it according to the applicable laws as a result of the execution, performance and consummation of the transactions contemplated hereunder.

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IN WITNESS WHEREOF, this Transitional Services Agreement is executed by the following Parties on the date first written above.

/s/ Shanghai Real Estate Sales (Group) Co., Ltd.

/s/ Shanghai SINA Leju Information Technology Co., Ltd.

/s/ Beijing Yisheng Leju Information Services Co., Ltd.

/s/ Shanghai Yi Yue Information Technology Co., Ltd.

/s/ Shanghai Yi Xin E-Commerce Co., Ltd.

IN WITNESS WHEREOF, this Transitional Services Agreement is executed by the following Parties on the date first written above.

/s/ Beijing Maiteng Fengshun Science and Technology Co., Ltd.

/s/ Beijing Jiajujiu E-Commerce Co., Ltd.

/s/ E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd

Appendix

List of Leju Entities

Name:	Shanghai SINA Leju Information Technology Co., Ltd.
Registered address:	Unit 01, 37th Floor, Block 4, Jin Mao Tower, 88 Century Avenue, Pudong New Area, Shanghai

Name:	Beijing Yisheng Leju Information Services Co., Ltd.
Registered address:	Room 806-810, Ideal International Plaza, 58 Sihuanxi Road, Haidian District, Beijing

Name:	Shanghai Yi Yue Information Technology Co., Ltd.
Registered address:	Room 103, Building 1, 84 Lane 453, Hutai Road, Shanghai

Name:	Shanghai Yi Xin E-Commerce Co., Ltd.
Registered address:	Room 404, Building 1, 84 Lane 453, Hutai Road, Shanghai

Name:	Beijing Maiteng Fengshun Science and Technology Co., Ltd.
Registered address:	Room 811, 58 Sihuanxi Road, Haidian District, Beijing

Name:	Beijing Jiajujiu E-Commerce Co., Ltd.
Registered address:	Room 905, 9th Floor, Building 5, Guangqu Jiayuan. Dongcheng District, Beijing

Name:	E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd
Registered address:	Room 403, Building 4, 1 Wenshuizhi Road, Zhaibei District, Shanghai

Schedule

Services

Types of Services:

1.         Accounting Support Services

2.         Administrative Support Services

3.         Internal Control and Internal Audit Support Services

4.         Legal Support Services

5.         Public Relations Services

6.         Customer Service Support Services

Provider: Shanghai Real Estate Sales (Group) Co., Ltd. or its Affiliates

Recipient: Leju Entities or their Affiliates

Scope and Annual Volume of Each Type of Services: Based on the Recipient’s reasonable request subject to the terms of this Agreement, provided that the Provider actually performs relevant Service for itself or its Affiliates.

Service Fees: The actual Direct Costs and Indirect Costs of providing relevant Services. Direct Costs shall include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the Services as well as materials and supplies consumed in performing the Services. “Indirect Costs” shall include occupancy, IT supervision and other overhead burden of the department incurring the direct costs of providing the Service.

Required Notice Period for Termination by Recipient Pursuant to Article 4.1 of this Agreement: 90 days

Required Notice Period for Termination by Provider Pursuant to Article 4.2 of this Agreement: 90 days